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

                                   DECEMBER 1, 1998

                               DST/USCS CONFERENCE CALL

                                  DISCUSSION OUTLINE


          DST OVERVIEW (McDonnell)

          READ DISCLAIMER

          Before starting today, I would like to make a statement under SEC procedures and rules:

          If in the course of our conference call today we make forward-looking comments respecting DST and USCS and their businesses, such comments would be based on our views as of today, and actual results could differ. There could be a number of factors affecting actual future results, including those set forth in a Form S-4 and joint proxy statement dated November 25, 1998 which we filed with the SEC. Any such factors should be considered in evaluating any forward-looking comments which we may make today.

          DST is very comfortable with the outlook for our business and feel we are well positioned for growth

          Mutual fund shareowner growth has been solid for 1998:

               Year to date growth through 9/30/98   -  3.9 million a/c s -
               8.9 %

               3.9 million is net of 1.6 million a/c s for Prudential and GT Global which were removed in 1998

               IRA a/c growth of remaining clients in 1998 was 2.9 million a/c s, of which 700K were new IRA s (i.e., Roth, etc.)

               IRA a/c growth has tripled in 1998

               Continue to see solid increases in IRA activity

               New account conversions in 4th quarter will be approximately
               1.4 million accounts

          Revenue growth at DSTI and DST Canada have also been strong

               Investment accounting revenues at DSTI have increased, aided by Y2K and EMU revenue opportunities

               Canadian Mutual fund revenues are being driven by higher account and activity levels

               EFDS has converted its first clients to FAST2000 and has scheduled the rest of the accounts for conversion; while losses will continue at the same pace for the next few quarters improvement should begin late in 1999.

          DBS revenues have increased from DirecTV subscriber growth and increased development activities

          I will now turn the presentation over to Jim Castle who will provide a few comments regarding USCS

          Thanks Tom and good morning to all of you.

          Let me begin by saying that I m sorry we couldn t meet with you in person, but would like to thank Steve for setting up this teleconference, and look forward to seeing you post-closing when we are able to get on the road.

          I realize some of you may not be too familiar with USCS, so I d like to spend a few minutes summarizing our business, our customer base, our financial outlook and our ongoing growth strategy.

          First . . . who we are:

          USCS International provides the essential software and billing solutions that are the vital link between our customers and their customers in more than half of the 100 million households in the US and millions more overseas.

          USCS was founded in 1969 and has grown to become a leading provider of customer management software and billing solutions to the global communications marketplace, the utilities market and other high volume services industries.

          We believe USCS International is truly unique due to our breadth of services, geographic and market diversification, and years of experience.

          USCS  International s  approach  to   the  market  includes   the
          provision of both customer management software services, and statement processing and production services.

          Our customer management software products offer the full range of support from order entry to customer service to account information and management reporting. We license our software generally on a per-subscriber, per-month basis, under contracts ranging from 3-5 years.

          Our  statement  processing  products   and  services  support   a
          diversity  of  business  requirements  ranging  from  traditional printing, to consolidated statements, to presentation of divergent billing streams for converged billing, to the newest frontier of electronic presentation and remittance processing. These services too, are generally offered under long-term contracts ranging from 5-7 years.

          Although our traditional core market has been the US Cable industry, we have significantly diversified both our market and our geographic presence and sources of revenue.

          For instance, our Intelecable product, which we believe is the first developed and deployed convergence software product, enables our customers to not only support video services, but also residential and business telephony, interactive offerings or a converged offering of any of these services.

          We developed an aggressive sales strategy and partner network to enter the international market. In fact, with our Intelecable convergence software and Custima, our newly acquired utilities software, we now have a presence in over 30 countries.

          Some of our blue-chip software customers served by our CableData subsidiary include Cablevision; Comcast; and MediaOne, all of whom renewed their contracts with us this year; Marcus Cable; Intermedia; BellSouth; Southern New England Telephone; Multicanal Argentina; Metropolis in Chile and Billingsoft in Japan. All of these customers operate under long-term volume, drive contracts providing a high level of revenue visibility and predictability.

          Similarly, the statement processing services offered by our International Billing Services subsidiary, are not unique to, or limited by, certain industry requirements.

          Several years ago, we targeted the wireless and wireline markets with our statement processing services and now enjoy a nearly 40% market share in cellular and a 12% share of landline bills processed in addition to our more than 50% share in cable. Our statement processing customers are also operate under multi-year, volume driven, recurring revenue contracts.

          Examples of some of our diversified statement processing customers include AT&T, Ameritech, Convergys, ITDS, Ford Credit, UPS, Fed EX and Montgomery Securities. These latter four customers represent new business signed within the last 12 months, while Convergys, ITDS, and Ameritech have recently renewed or expanded their contractual relationship with us.

          We now process about 80 million statements per month and are responsible for approximately 2% of all US first class mail

          Shifting now to our financial outlook . . .

          When I joined the company in mid 1992, about 90% of our revenues were coming from the US cable market. While this remains an important market for us, it is relatively mature, with most experts predicting single digit growth rates. As is clearly demonstrated by our diversified customer base, we have successfully extended the reach of both our software and services to address faster growing markets such as global wireless telecom, convergence, and utilities, so that today, revenues from US cable represent approximately 50% of our total.

          This diversification strategy proved essential to our ability to absorb the transition of TCI, our largest customer, to a competitor s platform and still show the robust earnings growth that we have consistently delivered.

          Our strategy for maintaining and expanding this growth is very straightforward.

               We have an extensive, existing recurring revenue customer base in our core communications market. We will continue to build on that base.

               We will identify new target markets of opportunity for our bill processing services and expand those services with ongoing investment in electronic billing options

               We will focus on rapid and profitable international growth in both software and statement processing.

               We  will  have   a  particular  focus  on  utilities  as  we
               aggressively extend the sales and marketing initiatives on behalf of our new Custima subsidiary.

               Underlying all these strategies is, of course, ongoing investment in extending our technology leadership

               And finally, we will be working to efficiently maximize synergies with DST.

          With that I d like to thank you for your attention and turn the call back to Tom.

          MERGER DISCUSSION

          I would like to spend a few minutes speaking about the DST/USCS merger. As indicated in the proxy, both companies believe the merger will provide significant benefits to our shareowner groups. We would like to stress that the merger is accretive for 1999 without synergies. These synergies can be categorized as follows:

          OPERATING

               Different peak print mail processing periods, which should allow for greater overall utilization of existing capacity and reduce excess capacity currently required to process existing and future volumes

               OTI and IBS s production technologies are complementary (i.e., OTI handles large volumes of smaller jobs while IBS handles smaller volumes of larger jobs). The combination of these technologies should provide great flexibility to approach a wide variety of applications

               The combined OTI/IBS business will have significant presence in all major geographic regions

          REVENUE

               Combining Cabledata s cable TV product offerings and DBS s satellite TV product offering will provide a broad based product offering

               New markets - utilities, convergence billing and electronic bill presentment.

               The  combination  provides  the   potential  to  expand  the
               presence of other DST products such as AWD and call center processing to the new markets

          ADMINISTRATIVE

               Elimination of duplicate public company costs will result from the merger.

               There have been a number of questions raised about certain announcements regarding client activities at USCS. USCS fully disclosed these items to DST during the process and we are comfortable that USCS will produce the results we have anticipated. We are as committed to the merger today as we were on the day of signing.

          WE WILL NOW TURN THE REST OF THE CALL OVER THE QUESTIONS FROM OUR LISTENERS.